Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TransUnion 2015 Omnibus Incentive Plan and the 2015 Employee Stock Purchase Plan of our report dated March 30, 2015 (except for Note 23, as to which the date is June 15, 2015), included in the Company’s Prospectus, dated June 24, 2015 filed with the Securities and Exchange Commission pursuant to Rule 424(B) of the Securities Act related to the Registration Statement (Form S-1 No. 333-203110).

/s/ Ernst & Young LLP

Chicago, Illinois

June 23, 2015